Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended and Fiscal Year Ended June 30, 2022

August 10, 2022

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2022 fourth quarter financial results.  I am Gary Dvorchak, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Stephen Chang, our President, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the September quarter.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, August 10, 2022, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Dr. Mike Chang, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thank you, Gary. I would like to welcome everyone to today's call. It is good to be speaking with all of you again.

Our fiscal Q4 was another strong quarter despite the challenge posed by the COVID lockdown in Shanghai.  Once again, we outperformed our guidance midpoint. Revenue was $194 million, growing 9% year-over-year. Non-GAAP gross margin was 33.8% and non-GAAP EPS was $0.95.

I am very proud of our people’s ability and determination to execute each quarter despite the uncertainty and challenges.  As you may remember, in early April, our Shanghai packaging and testing facilities were forced to shut down due to the city-wide COVID lockdown.  Our ability to assemble and ship products was severely limited for most of April. Once the lockdown eased and we were cleared to restart operations at the end of April, it took time for our assembly lines to return to full utilization.  It also took time for logistical support and supply chains to ramp up to full functional capacity. Our Shanghai facilities are mostly back to normal and are currently operating at full capacity. We are taking careful steps to reduce the risk of new COVID infections in compliance with local guidelines. I am most proud of and grateful for the great collaboration and unwavering dedication that our people, especially our Shanghai team, demonstrated during these challenging times. Our employees worked as one team relentlessly pressing on our mission and values, which is to help our customers succeed. I want to say thank you to our employees once again for their selfless devotion, loyalty and support.

Looking to the rest of 2022, we are seeing inventory corrections happening in certain consumer end markets.  While we are not immune to current global market conditions, as of today our demand and backlog are still higher than our overall capacity. Whether we are in an up cycle or down cycle, we always focus on the basics and strengthen the foundation to speed up future growth.

I founded AOS in September 2000, just as the internet bubble crashed and led to recession. This happened to be the best timing for a startup. Over our 22 years of history, the AOS team has navigated many semiconductor cycles, surviving and thriving even when we were far smaller than we are now.

Today, we are stronger than ever in terms of our leading technology, more diversified product portfolio, Tier 1 customer base in all our business segments, expanding manufacturing capability and supply chain, strong balance sheet, and dedicated and experienced management team.

We are confident that we can navigate the current economic environment.  More importantly, we are confident that near-term cyclical fluctuations will not overshadow the substantial long-term opportunities for our business.  The electrification of everything is just getting started and our power products sit at the forefront of that trend.  I believe our strategic position within our sector is resilient, and our customers list and market share at Tier 1 customers is the highest it has ever been.  We are confident we can achieve our one billion dollar annual revenue target in the next couple of years, and are actively investing to position ourselves to achieve even more after that.

Thank you. I will now turn the call over to Stephen for an update on our business and a detailed segment report. Stephen?

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.  I will start with an update on our business and then provide color on our segment results.

As a reminder, in the June quarter, demand for our products was higher than our total capacity. The modest slowdown in our growth was caused by the very limited operations at our Shanghai packaging and assembly facilities due to the government imposed COVID lockdowns in the month of April. However, we still delivered solid results, which highlights our strong execution and the benefits of our diversified manufacturing capacity.

In the coming September quarter, as Mike mentioned, we are seeing some softness in consumer end markets due to inventory corrections. However, as of now, our backlog remains higher than our capacity, so our customers remain on allocation. Moreover, we believe a few aspects of our business make us more resilient in this type of environment, which we are highly proud of:

•
First, since we own the majority of our own manufacturing, we are able to quickly shift wafer capacity to other parts of the business where demand remains strong and therefore are at lower risk of costly inventory build-up that later may result in write-offs or selling at discounted prices.

•
Second, another trend that is worth mentioning is that most of our Tier 1 customers have remained resilient thus far. This benefits us as our share at our Tier 1 customers is at the highest level ever in our history.

•	Third, AOS has been upgrading our products to address higher performance sockets with differentiated solutions. These are the types of products that remain on allocation now.

For the coming September quarter, with our Shanghai facility back in full operation, we expect high single-digit sequential growth. We expect September quarter revenue to be $210 million at the midpoint.

Now, let me drill down into each of our business segments.  Unless otherwise noted, the following figures refer to the June quarter of 2022.

Starting with Computing. Revenue was up 15.6% year-over-year, down 0.5% sequentially and represented 46% of total revenue. The year-over-year growth was driven by continued strong demand in notebooks, particularly from OEM customers that have a higher concentration of their businesses serving commercial laptop applications.  In addition, high-end PCs and gaming desktops were also strong. The sequential decline was mainly due to the shutdown of our facilities in Shanghai.

Looking ahead, in the September quarter we expect Computing to be flat to slightly down sequentially as our customers rebalance their inventories for a weaker end market.  Our total revenue won’t be affected however, as we are able to quickly shift wafer capacity to other parts of the business.

Turning to the Consumer segment, revenue declined 1.7% year-over-year and 16.9% sequentially, and represented 19% of total revenue. Nearly all of the revenue decline was attributable to the Shanghai lockdown, as the largest end market applications in this segment -- such as Home Appliances and Gaming are sourced solely from our Shanghai factory.

Looking ahead, we expect the Consumer segment to recover double digits sequentially on strong demand in Gaming and catchup shipments. We are expecting record Gaming volumes particularly from the #1 gaming console manufacturer, where we have leading share. Home Appliances are also expected to recover sequentially on catchup shipments, but in general is softer as overall demand has weakened, driven by inflation-induced slowdowns in real estate and consumer spending.

Next, let’s discuss the Communications segment, which was up 32% year-over-year and 2.9% sequentially and represented 15% of total revenue. This segment delivered strong year-over-year growth due to share gains at major Chinese smartphone OEMs, particularly in their premium tier models, which are still in shortage. These share gains more than offset an overall softening of the smartphone market in the quarter. This is due to our ability to serve the high-end market with our high-performance battery protection products as well as strong partnerships with our customers.

In the September quarter, we expect mid-single-digit revenue growth as we prepare for a launch from one of our major smartphone OEMs. AOS maintains high share in high-end models in all three of our markets in U.S., Korea and China.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 18% of total revenue. This segment was down 1.1% year-over-year and 4.8% sequentially.  The decline was mainly due to our intentional decision to deprioritize shipping quick charger parts into our distributors. With a slowing smartphone market, we want to manage channel inventory levels. Shipments for Solar applications and Power tools remained steady. For the September quarter, we anticipate this segment to grow low double digits sequentially, mostly from share gains in quick chargers at a major phone maker and growth in Power tools.

In closing, we are aware of the growing uncertainty in the macroeconomic environment. However, we still expect to grow as we focus on our long-term plan. We continue to execute our product and technology roadmaps, enhancing our diversified manufacturing capability and deepening strategic customer relationships, which should result in share gains and SAM expansion. Our $210 million September revenue guidance puts us well over an $800 million annual revenue run rate. We remain confident in our target of $1 billion of annual revenue in 2024.

With that, I will now turn the call over to Yifan for a discussion of our fiscal fourth quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Revenue for the quarter was $194.0 million, up 9.4% year-over-year and down 4.6% sequentially.  Given the COVID restrictions in Shanghai, we are pleased that we achieved better than our guidance midpoint.  Please recall that the March quarter was a record setting quarter and we expect another record quarter in September.

In terms of product mix, DMOS revenue was $138.9 million, up 9.2% year-over-year and down 1.2% sequentially.  Power IC revenue was $53.1 million, up 14.2% from a year ago and down 12.0% from the prior quarter.  Assembly service revenue was $2.0 million, as compared to $2.2 million last quarter and $3.6 million for the same quarter last year.

Non-GAAP gross margin was 33.8%, compared to 34.9% a year ago and 36.7% in the prior quarter.  Again, the decrease in non-GAAP gross margin was primarily impacted by the production shut-down at our Shanghai assembly and test facilities in April.

Non-GAAP operating expenses were $36.7 million, compared to $34.0 million for the prior quarter and $32.8 million last year.  The quarter-over-quarter increase in non-GAAP operating expenses was largely due to higher R&D engineering expenses and addition of headcount.  We continued to invest in R&D to fuel our future growth.

In sum, non-GAAP quarterly EPS was $0.95 per share, compared to $1.34 for last quarter and $0.95 a year ago.

On the fiscal year basis, revenue for the year 2022 was $777.6 million, up 18.4% year-over-year.  Non-GAAP gross margin was 35.6%, representing a year-over-year improvement of 370 basis points.  Non-GAAP operating expenses were $139.3 million, up 12.5% from last year.  Non-GAAP EPS for the year was $4.56, as compared to last year’s $2.93, an increase of 56%.

Moving on to cash flow, GAAP operating cash flow was $25.7 million, which included $3.4 million of net customer deposits.  By comparison, operating cash flow in the prior quarter was $61.8 million, which included $6.4 million of net customer deposits.  Operating cash flow on AOS stand-alone basis a year ago was $32.6 million, which included $10 million of customer deposits.  Consolidated EBITDAS was $36.9 million, compared to $48.4 million last quarter and $40.9 million a year ago.

For the fiscal year, cash flow from operations was $203.4 million, as compared to $114.3 million for the prior year.  Consolidated EBITDAS was $177.2 million as compared to $136.4 million a year ago.

Let’s move on to the balance sheet.

We completed the June quarter with a cash balance of $314.4 million, compared to $323.1 million at the end of the March quarter.  The cash balance a year ago was $164.9 million, excluding $37.5 million at the JV Company.

The bank borrowing balance at the end of June was $63.0 million, compared to $65.2 million a quarter ago.

Net trade receivables were $65.7 million at the end of the June quarter, as compared to $39.2 million at the end of the prior quarter and $35.8 million for the same quarter last year.  The quarter-over-quarter increase was due to the uneven shipments toward the second half of the quarter as a result of the shutdown of our Shanghai assembly and test facilities in April.  Days Sales Outstanding for the June quarter were 26 days, compared to 28 days in the prior quarter.

Net inventory was $158.0 million at quarter-end, up from $143.5 million last quarter and up from $154.3 million in the prior year.  The quarter-over-quarter increase was mainly due to increased wafer inventory as a result of lower wafer consumption at our Shanghai assembly and test facilities because of the COVID shut-down.  Average days in inventory were 104 days, compared to 94 days in the prior quarter.

Finally, Property, Plant and Equipment was $318.7 million, up from $245.8 million last quarter.  The fixed assets balance a year ago was $174.5 million, excluding $262.5 million at the JV Company.  An update on our Oregon fab expansion project – the cleanroom expansion has been completed and a good portion of the equipment was installed.   However, our equipment installation contractors have experienced a shortage of skilled labor and certain materials.  Therefore, we expect the project to be delayed by a quarter, and we currently anticipate additional capacity to come online in the March quarter of 2023.

Now, I would like to discuss September quarter guidance.

We expect:

•	Revenue to be approximately $210 million, plus or minus $3 million.
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GAAP gross margin to be 33.8% plus or minus 1%.  We anticipate non-GAAP gross margin to be 35.0% plus or minus 1%.  Non-GAAP gross margin guidance excludes $0.8 million amortization of acquired IP and $1.8 million of estimated share-based compensation charges.

•
GAAP operating expenses to be in the range of $45.7 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $36.5 million plus or minus $1 million.  Non-GAAP operating expenses exclude $9.0 million of estimated share-based compensation charges and $0.2 million of estimated legal expenses relating to the government investigation.

•	Interest expense to be approximately $1.2 million, and
•	Income tax expense to be in the range of $1.2 million to $1.4 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our ability to mitigate economic downturns; the global capacity constraint; the lockdown in Shanghai and suspension of operations at our packaging facilities in Shanghai, and our ability to resume full production; our ability and strategy to develop new products; the Oregon fab expansion project and anticipated timing; projected annual revenue target; fluctuation in customer demand and market segments; our share of Tier 1 customer, our ability to control and maintain manufacturing capacity; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 to be filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.